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                                                               EXHIBIT 10.7(b)




                                FIRST AMENDMENT
                                     TO THE
                           FREMONT GENERAL CORPORATION
                       SENIOR SUPPLEMENTAL RETIREMENT PLAN


         Effective January 1, 1998, the Fremont General Corporation Senior Supplemental Retirement Plan, (the "Senior Supplemental Plan") originally effective September 30, 1990 and last restated, in its entirety, effective January 1, 1997, is amended as follows:

         FIRST: Paragraph (g) of Section 2.1 of the Senior Supplemental Plan is hereby amended in its entirety to read as follows:

           "(g) Compensation means all of an Employee's W-2 wages as defined in Section 3401(a) of the Code for the purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). Notwithstanding the foregoing, Compensation shall not include FICA paid by the Employer with respect to nonqualified deferred compensation or retirement plans, Rideshare payments, relocation payments, Excess/SRP distributions, amounts realized from the exercise of nonqualified stock options or when restricted stock held by an employee is no longer subject to substantial risk of forfeiture, meals, moving expense payments, fringe car payments, referral awards,


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                   parking, recognition awards and nonperformance based bonuses including holiday bonuses, hiring bonuses and travel incentive bonuses. Compensation shall include only that Compensation which is actually paid to, or accrued on behalf of, a Participant during the Plan Year, Compensation shall also include any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includeable in the gross income of the Participant under Sections 125, 402(e)(3), 402(h) or 403(b) of the Code."


         SECOND: Paragraph (l) of Section 2.1 of the Senior Supplemental Plan is hereby amended in its entirety to read as follows:


           "(l) "ESOP Excess Contributions" shall mean Company contributions to the Senior Supplemental Plan pursuant to Paragraph 4.1(c) that are intended to compensate Participants for benefits lost under the ESOP as a result of the application of Sections 415 and 401(a)(17) of the Code. For each Participant, the ESOP Excess Contribution shall be based on the difference between the value (as a percentage of Compensation) of Employer Stock allocated to the accounts of ESOP Participants whose ESOP Benefit is not limited by
                   Section 415 or Section 401(a)(17) of the Code, and the value (as a percentage of Compensation) of Employer Stock allocated to the accounts of ESOP Participants who are also Participants in the Senior Supplemental


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                 Plan and whose ESOP benefit is limited by Section 415 or
                 Section 401(a)(17) of the Code, reduced, however, by that portion of such difference allocated to a Participant's account under the Fremont General Corporation Excess Benefit Plan."


DATED: DECEMBER 21, 1998

                                                   FREMONT GENERAL CORPORATION


                                                   BY
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